Exhibit 10.2
CONSULTING AGREEMENT
This agreement (the “Agreement”) is entered into effective as of July 1, 2023 (the “Effective Date”), between Sera Prognostics Inc. (the “Company”), with a business address at 2749 East Parleys Way, Suite 200, Salt Lake City, UT 84109, and Michael Foley (the “Consultant”). Company and Consultant may be referred to herein individually as a “Party” or collectively as “the Parties.”
WHEREAS, Consultant served as the Chief Medical Officer of the Company pursuant to that certain Employment Agreement dated January 3, 2022 (the “Employment Agreement”);
WHEREAS, Consultant has voluntarily resigned such position, with a last day of employment of June 30, 2023 (the “Separation Date”), and the Parties have mutually agreed to treat such as a voluntary termination by Consultant under Section 4(b)(i) of the Employment Agreement; and
WHEREAS, the Parties further deem it in their mutual best interests to enter into a consulting arrangement for a limited period of time following the termination of Consultant’s employment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:
1.    Term. This Agreement will be effective as of the Effective Date and will continue in effect for a period of twenty-four (24) months from the Effective Date unless terminated as provided herein or extended by mutual agreement of the Parties (the “Term”).
2.    Services. The scope of services provided by Consultant under this Agreement (the “Services”) will include consulting with Company in matters concerning strategic business relationships, projects and opportunities. Consultant will be reasonably available to consult by phone or in person at Company, or another mutually agreeable site, with Company personnel. The dates for visits to Company, if any, will be arranged by mutual agreement.
3.    Entire Agreement. Except for the continued vesting of equity during the Term as provided for in Section 4 herein, and except for the continuation of the confidentiality provisions of the Employment Agreement respecting information provided to Consultant during the term of the Employment Agreement, this Agreement (a) sets forth the entire agreement between Company and Consultant with regard to the Services and to the Consultant’s relationship to the Company; and (b) supersedes all previous agreements and understandings between the Parties, including but not limited to the Employment Agreement. This Agreement may be modified or amended only by an agreement in writing signed by both Company and Consultant.
4.    Compensation.
(a)    Company will pay Consultant for the Services, paid in bi-weekly installments on or about the 1st and 15th of each month, in the amount of $500 per hour during the Term, up to 12 hours per week without advance approval from the Company. Consultant will not be eligible for any other benefits or compensation. Consultant will submit to the Company’s Finance department regular invoices detailing the hours worked and to be paid by the Company.
(b)    If Consultant elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation Date, then the Company shall pay Executive’s monthly premium under COBRA until the earliest of (A) September 30, 2023; (B) the expiration of Consultant’s continuation coverage under COBRA; and (C) the date when Consultant becomes eligible to receive health insurance coverage in connection with new employment or self-employment. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company-paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
(c)    Company will reimburse Consultant for Consultant’s reasonable out-of-pocket expenses actually incurred in rendering Services during the Term, including travel expenses, subject to written approval by Company, which written approval may be made by e-mail. Reasonable out-of-pocket travel expenses do not include first-class travel or equivalent. Consultant will be responsible for payment of all federal, state and local tax obligations that arise from payments to Consultant from Company under this Agreement. Company will not be required to reimburse any expenses not documented with an itemized receipt.
(d)    During his employment with the Company, Consultant was granted options to purchase shares of the Company’s common stock and RSUs (the “Equity”) pursuant to the Company’s Employee, Director and Consultant Equity Incentive Plans in effect on the date of each Equity grant (the “Plans”). Such Equity has various vesting schedules, under which some Equity has vested and other Equity has not yet vested as of the date of the Consultant’s termination of employment. The Parties agree that effective as of the Effective Date (i) Consultant is and shall be deemed a “consultant” in service with the Company throughout the term of the Consulting Agreement for the purposes of any Plan applicable to any Equity, and (ii) based on the foregoing and on the effectiveness of this Agreement upon termination of employment, leaving no gap in service, all Equity shall continue to vest under the applicable Plan throughout the Term of this Consulting Agreement. Consultant acknowledges and agrees that any Equity that is currently an incentive stock option under Section 422 of the Internal Revenue Code exercised more than three (3) months after the Separation Date will result in the option being taxed as a non-qualified stock option.
5.    Confidentiality. During the Term, Company may disclose certain information concerning its business, products, services, proposed new products, proposed new services, technology, research results, designs, techniques, formulas, computer programs, and other information and materials which embody trade secrets or other technical or business information which is confidential and proprietary to Company and which is not generally known to the public (collectively “Confidential Information”). Consultant agrees not to disclose to any third party or otherwise make use of any Confidential Information other than to perform Services for Company under this Agreement, without Company’s prior written consent, which consent may be withheld in the sole discretion of Company. If Consultant is in doubt as to whether certain information is considered confidential by Company, Company, upon request, shall advise Consultant whether such information is confidential. The obligations under this paragraph will survive termination of this Agreement. Consultant shall assume full responsibility and liability to Company for any unauthorized use or disclosure of any Confidential Information by Consultant. Consultant also hereby acknowledges that Company, at least by virtue of this Agreement, has informed Consultant, in accordance with 18 U.S.C. § 1833(b), that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.    Ownership of Work Products and Intellectual Property. Consultant hereby assigns, transfers and conveys, and agrees to assign, transfer and convey, to Company, exclusively and perpetually, all right, title and interest throughout the world which Consultant has or may be deemed to have in, and Company shall have complete and exclusive ownership of, all ideas, discoveries, inventions, deliverables and work product, including all materials, produced or conceived or reduced to practice by Consultant pursuant to this Agreement (the “Work Product”). All Work Product, including but not limited to compositions of matter, processes, machinery and apparatus, and uses thereof, which Consultant may develop, improve, discover or invent as a result of the Services, shall be the sole property of Company and shall be immediately disclosed and assigned to Company. Consistent with the above present assignment, Consultant agrees to execute such further documents and to do such further acts as may be reasonably necessary to perfect, register or enforce Company’s ownership of any such Work Product. Consultant hereby appoints Company as Consultant’s attorney-in-fact (this appointment being irrevocable and coupled with an interest) to execute such documents on Consultant’s behalf. Consultant hereby agrees that Company shall have the right to publish, in its sole discretion, such Work Product. All Work Product created hereunder shall be done on a “WORKS FOR HIRE” basis.
7.    Representations and Warranties. Consultant represents and warrants that all Services provided under this Agreement shall be original and independently provided without use of any other third party’s equipment, facilities, funding, or intellectual property rights.
8.    Independent Contractor. Consultant will perform all obligations under this Agreement as an independent contractor, and not as an agent, employee or representative of Company. Consultant agrees not to purport to represent Company in any unauthorized capacity, or act on Company’s behalf outside of the terms of this Agreement. Consultant hereby waives and shall indemnify and hold Company harmless from and against any and all claims for employment taxes or benefits, if any, with respect to the Services performed hereunder.
9.    Assignment. This Agreement will not be assignable nor will the performance of obligations hereunder be delegable without the prior written consent of Company.
10.    Termination. Either Party may terminate this Agreement at any time with or without cause upon ninety (90) days’ written notice to the other Party. The provisions of Sections 5, 6, and 7 shall survive any termination or expiration of this Agreement.
11.    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without reference to its choice of law rules. Venue for any disputes arising under this Agreement shall be in any state or federal court in and for Salt Lake County, Utah.
12.    This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be accepted as originals.
[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

THE COMPANY:
Sera Prognostics, Inc.

By:     /s/ Zhenya Lindgardt
Name:    Zhenya Lindgardt
Title:    CEO

CONSULTANT:

/s/ Michael Foley
Name:    Michael Foley

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